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                                                                    Exhibit 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Summary Financial Data" and "Selected Financial Data" and to the use of our reports:

 .    dated March 28, 1997 as it relates to Physicians Quality Care, Inc.

 .    dated November 21, 1996 as it relates to Springfield Medical Associates,
     Inc., Alphonse F. Calvanese, M.D., P.C., Cardiology and Internal Medicine Associates, Inc., James F. Haines and William J. Belcastro, Partnership, Jay M. Ungar, M.D. and Western Massachusetts Medical Group, Inc.

 .    dated September 20, 1996 as it relates to Annapolis Medical Specialists,
     LLP, Drs. Fortier, Libber, Clemmens & Weimer, P.A., Drs. Goldgeier, Levine & Freidman, P.A., Park Medical Associates, P.A. and Park Medical Labs, Inc., and Drs. Sigler, Roskes, Holden & Schuberth, P.A.

 .    dated November 18, 1996 as it relates to Koeppel, Rosen, Rudikoff, M.D.,
     P.C. and Drs. Pakula, Davick & Bogue, P.A.

all included in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-26137) and related Prospectus of Physicians Quality Care, Inc. for the registration of 8,000,000 shares of its common stock.

                                                         /s/ Ernst & Young LLP



Boston, Massachusetts

July 2, 1997